EXHIBIT 2.4

EXECUTION COPY

PURCHASE AGREEMENT

BY AND BETWEEN

GTIS US RESIDENTIAL STRATEGIES FUND LP

AND

LGI IV BLOCKER LLC

AND

LGI HOMES, INC.

August 28, 2013

i

TABLE OF CONTENTS

(Continued)

TABLE OF CONTENTS

(Continued)

Exhibits

Exhibit A	Purchase Price Calculation
Exhibit B	Form of Assignment Agreement
Exhibit C	Form of Lock-up Agreement
Exhibit D	Form of Contribution Agreement

PURCHASE AGREEMENT

This Purchase Agreement is entered into on August 28, 2013, by and between GTIS US RESIDENTIAL STRATEGIES FUND LP, a Delaware limited partnership, and LGI IV BLOCKER LLC, a Delaware limited liability company (together, “Seller”), and LGI Homes, Inc., a Delaware corporation (“Buyer”). Seller and Buyer are referred to together herein as the “Parties.”

WHEREAS, LGI Homes Group, LLC, a Texas limited liability company and Affiliate of Buyer (“LGI Member”), and Seller are the record and beneficial owners of all of the issued and outstanding limited liability company interests of LGI-GTIS Holdings IV LLC, a Delaware limited liability company (the “Company”), as more fully described in the Company’s Limited Liability Company Agreement;

WHEREAS, Buyer wishes to purchase from Seller, and Seller wishes to sell to Buyer, all of Seller’s limited liability company interests in the Company (the “Purchased Interests”) on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“Adverse Consequences” means all charges, complaints, claims, Proceedings, Liabilities, injunctions, judgments, orders, decrees, rulings, awards, damages, natural resource damages, dues, penalties, fines, costs, remedial or response action costs, Taxes, Liens, losses, expenses and fees, including court costs, reasonable attorneys’ and environmental consultants’ fees and expenses of investigation and litigation related thereto, in all cases, net of any insurance recoveries or tax benefits. “Adverse Consequences” shall not include special, consequential, punitive or exemplary damages or damages for lost profits or diminution in value or any loss of goodwill or possible business after the Closing, whether actual or prospective.

“Affiliate” means any Person that, directly or indirectly, through one or more Persons, controls, is controlled by or is under common control with the Person specified, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise; provided, however, that the Company shall not be considered an Affiliate of Seller.

“Agreement” means this Purchase Agreement, including all Exhibits hereto.

“Ancillary Agreement” means any contract or other agreement that is entered into between Seller (or any of its Affiliates), on the one hand, and Buyer (or any of its Affiliates), on the other hand, pursuant to this Agreement on the Closing Date, including the Assignment Agreement, the Lock-up Agreement and the Contribution Agreement. The Ancillary Agreements executed by a specified Person shall be referred to as such Person’s Ancillary Agreements or by other similar expression.

“Assets” means the assets, properties and rights (tangible and intangible) of Buyer.

“Assignment Agreement” has the meaning set forth in Section 2.4.1.

“Business Day” means any day other than (a) any Saturday or Sunday or (b) any other day on which banks located in New York, New York generally are closed or authorized by Law to be closed for business.

“Buyer” has the meaning set forth in the preface.

“Buyer Cap Amount” has the meaning set forth in Section 8.4.1.

“Buyer Common Share Consideration” means the number of shares of Common Stock equal to the amount set forth on Exhibit A under the column “Buyer Common Share Consideration Total Value,” divided by the IPO Price.

“Buyer Common Shares” means the shares of Common Stock being issued as part of the Buyer Common Share Consideration.

“Buyer Indemnified Parties” has the meaning set forth in Section 8.2.

“Buyer IT Systems” has the meaning set forth in Section 4.12.2.

“Closing” has the meaning set forth in Section 2.3.

“Closing Cash Payment” means the amount set forth on Exhibit A under the column “Closing Cash Payment”.

“Closing Date” has the meaning set forth in the Underwriting Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the common stock, par value $0.01 per share, of Buyer.

“Company” has the meaning set forth in the recitals.

“Contract” means any written or oral contract, agreement, license, lease, sales order, purchase order, indenture, mortgage, note, bond, warrant, instrument, undertaking, arrangement or commitment (including all amendments, supplements and modifications thereto).

“Contribution Agreement” has the meaning set forth in Section 2.4.1.

“Environmental Law” has the meaning set forth in Section 4.11.

“ERISA” has the meaning set forth in Section 4.14.

“Exchange Act” has the meaning set forth in Section 4.6.

“FCPA” has the meaning set forth in Section 4.18.

“Formation Transactions” has the meaning set forth in the Contribution Agreement.

“Fundamental Warranties” means the representations and warranties set forth in Sections 3.1 (Organization and Qualification of Seller), 3.2 (Due Authorization; Enforceability), 3.4 (Title to Purchased Interests), 4.1 (Organization of Buyer, LGI Member and LGI Group), 4.2 (Due Authorization; Enforceability), 4.4 (Capitalization; Valid Issuance of Buyer Common Shares; Formation Transactions) and 4.16 (Taxes).

“GAAP” means United States generally accepted accounting principles in effect from time to time applied consistently throughout the periods involved.

“Governmental Authority” means any federal, state, provincial, local or foreign government, or subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any federal, state, provincial, local or foreign government, including any quasi-governmental entity established to perform such functions, in each case having jurisdiction over the Person, property or matter in question.

“Governmental Licenses” has the meaning set forth in Section 4.10.2.

“GTIS Name” has the meaning set forth in Section 5.6.

“Indemnified Party” has the meaning set forth in Section 8.5.1.

“Indemnifying Party” has the meaning set forth in Section 8.5.1.

“Intellectual Property” has the meaning set forth in Section 4.12.1.

“IPO” means the initial underwritten issuance of Common Stock by Buyer pursuant to an effective registration statement under the Securities Act filed by Buyer with the Commission on Form S-1 (or any successor form adopted by the Commission).

“IPO Closing” means the consummation of the IPO.

“IPO Price” means the public offering price per share of Common Stock as set forth on the cover page of the Prospectus.

“JV Assets” means the Assets of the JVs.

“JVs” means the Company, LGI-GTIS Holdings LLC, a Delaware limited liability company, LGI-GTIS Holdings II LLC, a Delaware limited liability company, and LGI-GTIS Holdings III LLC, a Delaware limited liability company.

“Law” means any law, statute, regulation, ordinance, rule, order, decree, judgment, injunction, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Authority.

“LGI Group” means LGI Member; LGI Homes Corporate, LLC, a Texas limited liability company; LGI Homes, Ltd., a Texas limited partnership; LGI Homes – Sunrise Meadow, Ltd., a Texas limited partnership; LGI Homes – Canyon Crossing, Ltd., a Texas limited partnership; and LGI Homes – Deer Creek, LLC, a Texas limited liability company.

“LGI Member” has the meaning set forth in the recitals.

“Liability” means any and all debts, liability, duty or obligation of any nature, whether pecuniary or not, asserted or unasserted, accrued or unaccrued, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, incurred or consequential, known or unknown and whether due or to become due.

“Lien” means any mortgage, pledge, lien, encumbrance, collateral assignment, security interest, easement, encroachment, restriction (including restriction on use), option, deed of trust, title retention, conditional sale or other security arrangement, or any license, order or charge, or any adverse claim of title, ownership or use, or agreement of any kind restricting transfer, or any other right of any third party or encumbrance whatsoever.

“Limited Liability Company Agreement” means the limited liability company agreement of the Company, dated as of October 31, 2012 (as amended from time to time until the date hereof), by and among LGI Member, Seller, LGI Homes – Chateau Woods, LLC, a Texas limited liability company; LGI Homes – Texas, LLC, a Texas limited liability company; LGI Homes – FW, LLC, a Texas limited liability company; LGI Homes – Presidential Glen, LLC, a Texas limited liability company; LGI Homes – Quail Run, LLC, a Texas limited liability company; LGI Homes – Woodland Creek, LLC, a Texas limited liability company; LGI Homes – Lakes of Mongolia, LLC, a Texas limited liability company; LGI Homes – Decker Oaks, LLC, a Texas limited liability company; LGI Homes – Stewart’s Forest, LLC, a Texas limited liability company; LGI Homes – Florida, LLC, a Florida limited liability company; LGI Homes – AZ Sales, LLC, an Arizona limited liability company; LGI Homes – AZ Construction, LLC, an Arizona limited liability company; LGI Homes – Glennwilde, LLC, an Arizona limited liability company; and LGI Homes – San Tan Heights, an Arizona limited liability company.

“Lock-up” has the meaning set forth in Section 5.4.1.

“Lock-up Agreement” means the Lock-up Agreement, dated as of the date hereof, in the form attached hereto as Exhibit C.

“Lock-up Period” has the meaning set forth in Section 5.4.1.

“Material Adverse Effect” has the meaning set forth in Section 3.1.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice.

“Organizational Documents” means (a) articles of incorporation and the code of regulations or bylaws of a corporation, (b) any articles of organization and operating agreements of a limited liability company, (c) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person and (d) any amendment to any of the foregoing.

“Outside Date” has the meaning set forth in Section 7.1.2.

“Party” has the meaning set forth in the preface.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or other business entity or Governmental Authority.

“Plan” has the meaning set forth in Section 4.14.

“Proceedings” means any judicial or administrative action, investigation, audit, claim, suit, arbitration, proceeding or other litigation.

“Prospectus” means the final prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act.

“Purchase Agreements” means the (i) Purchase Agreement for the purchase of limited liability company interests in LGI-GTIS Holdings LLC, a Delaware limited liability company, (ii) Purchase Agreement for the purchase of limited liability company interests in LGI-GTIS Holdings II LLC, a Delaware limited liability company, and (iii) Purchase Agreement for the purchase of limited liability company interests in LGI-GTIS Holdings III LLC, a Delaware limited liability company, in each case, of even date herewith and, in each case, by and among Buyer and certain of Seller’s Affiliates.

“Purchase Price” means the amount set forth on Exhibit A under the column “Purchase Price”.

“Purchased Interests” has the meaning set forth in the recitals.

“Registration Statement” means the registration statement on Form S-1 filed with the Commission with respect to shares of Common Stock, and all amendments thereto, a draft of which has been delivered to Seller as of the date of this Agreement.

“Rule 144” means Rule 144 as promulgated by the Commission under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, or any successor thereto, as in effect at the time of reference.

“Seller” has the meaning set forth in the preface.

“Seller Indemnified Parties” has the meaning set forth in Section 8.3.

“Tax Return” means any return, report or other information or filing required to be supplied to a Governmental Authority or Person in connection with any Taxes, including any schedule or attachment thereto or amendment thereof.

“Taxes” means all taxes, charges, fees, duties, levies or other assessments (including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, goods and services, value added, stamp, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance, payroll, unemployment and social security taxes) that are imposed by any Governmental Authority, and such term includes any interest, penalties or additions to tax attributable thereto or attributable to any nonpayment thereof.

“Third-Party Claim” has the meaning set forth in Section 8.5.1.

“Threshold” has the meaning set forth in Section 8.4.1.

“Transfer Taxes” has the meaning set forth in Section 9.11.

“Treasury Regulations” means the income tax regulations, including any temporary or proposed regulations, promulgated under the Code, as such regulations may be amended from time to time.

“Underwriting Agreement” means the Underwriting Agreement to be entered into prior to the Closing Date among Buyer, Deutsche Bank Securities Inc., JMP Securities LLC, J.P. Morgan Securities LLC and as representatives of the several underwriters named therein.

BASIC TRANSACTION

Purchase and Sale of Purchased Interests. On and subject to the terms and conditions of this Agreement, at the Closing and for the consideration specified in this Article 2, Seller will sell, convey, assign, transfer and deliver to Buyer, and Buyer will purchase and receive from Seller, free and clear of all Liens, all of Seller’s rights and interests in and title to the Purchased Interests, which represent all of Seller’s limited liability company interests in the Company.

Consideration. At the Closing, Buyer agrees to (a) pay to Seller the Closing Cash Payment and (b) issue to Seller (or an Affiliate of Seller designated by Seller prior to the Closing) the Buyer Common Share Consideration.

The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via electronic exchange of signature pages on the Closing Date or such other place, date or time as the Parties may mutually determine. Once the Closing occurs, the Closing, and all transactions to occur at the Closing, shall be deemed to have taken place at, and shall be effective as of, 12:00:01 a.m. (Eastern Time) on the Closing Date.

Deliveries at the Closing.

At the Closing, Seller shall have duly executed and delivered (or have caused to be duly executed and delivered) to Buyer:

an assignment agreement, dated as of the Closing Date, assigning the Purchased Interests to Buyer, substantially in the form attached hereto as Exhibit B, (the “Assignment Agreement”);

a certificate of non-foreign status, in the form provided in Treasury Regulation §1.1445-2(b)(2)(iv), issued pursuant to and in compliance with Treasury Regulation §1.1445-2(b)(2), certifying that Seller is not a foreign person within the meaning of Treasury Regulation §1.1445-2(b)(2);

the Contribution Agreement by and among Buyer, Seller, each seller named in the other Purchase Agreements, Eric Lipar, Thomas Lipar and certain Affiliates of each of them named therein, substantially in the form attached hereto as Exhibit D (the “Contribution Agreement”); and

such other agreements, documents, instruments and writings as are expressly required to be delivered by Seller on or prior to the Closing Date pursuant to this Agreement or as may be reasonably requested by Buyer to carry out the intent and purposes of this Agreement.

At the Closing, Buyer shall have paid and duly executed and delivered (or have caused to be paid and duly executed and delivered), as applicable, to Seller:

the Closing Cash Payment;

a certificate from Buyer’s registrar and transfer agent, evidencing the issuance of the Buyer Common Shares to Seller (or an Affiliate of Seller designated by Seller prior to the Closing) and bearing a conspicuous legend stating that the shares have not been registered under the Securities Act or the securities law of any state and referring to the restrictions on transferability and sale of the shares;

the Assignment Agreement;

a certificate, dated no more than five (5) days prior to the Closing Date, from the Secretary of the State of Delaware, as to Buyer’s good standing;

a certificate, dated as of the Closing Date, signed by the Secretary of Buyer (i) certifying that attached thereto is a true and complete copy of the resolutions duly and validly adopted by the board of directors (or other similar governing body) of Buyer approving the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, including admission of Seller as a stockholder of Buyer, and that such resolutions are in full force and effect and not revoked and (ii) certifying that attached thereto are true and complete copies of the Organizational Documents of Buyer in effect at the Closing;

the Contribution Agreement; and

such other agreements, documents, instruments and writings as are expressly required to be delivered by Buyer or its Affiliates on or prior to the Closing Date pursuant to this Agreement or as may be reasonably requested by Seller to carry out the intent and purposes of this Agreement.

Tax Treatment of Transaction. The Parties agree that for U.S. federal income tax purposes Buyer’s purchase of the Purchased Interests shall be characterized as an exchange qualifying under Section 351 of the Code in which Seller contributed the Purchased Interests to Buyer in exchange for (a) the Buyer Common Share Consideration and (b) the Closing Cash Payment unless such characterization is contrary to applicable U.S. federal income tax Law. The Parties agree to report the transaction in accordance with this treatment in all Tax Returns unless such treatment is contrary to applicable U.S. federal income tax Law.

SELLER’S REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date, as follows:

Organization and Qualification of Seller. Seller is duly organized and is validly existing as a limited partnership or limited liability company agreement in good standing under the Laws of the State of Delaware, with requisite power and authority to own or lease its properties and conduct its business. Seller is duly qualified to transact business and in good standing in all jurisdictions in which the conduct of its business requires such qualification except where the failure to be so qualified or be in good standing would not (i) have, individually or in the aggregate, a material adverse effect on the earnings, business, management, properties, assets, rights, operations, condition (financial or otherwise) or prospects of Seller or (ii) prevent the consummation of the transactions contemplated hereby (the occurrence of any such effect or any such prevention described in the foregoing clauses (i) and (ii) being referred to as a “Material Adverse Effect”).

Due Authorization; Enforceability. Seller has full right, power and authority to execute and deliver this Agreement and its Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Seller and its Ancillary Agreements shall have been duly and validly executed and delivered by Seller on or prior to the Closing Date. This Agreement constitutes a legal, valid and binding obligation of Seller, and each of its Ancillary Agreements when executed and delivered shall constitute a legal, valid and binding obligation of Seller, in each case enforceable against Seller in accordance with its terms (assuming the due authorization, valid execution and delivery of this Agreement and each Ancillary Agreement by each other Person that is or will be a party thereto) and except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws in effect which affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies.

Consents and Approvals; No Conflicts.

Each approval, consent, order, authorization, designation, declaration or filing by or with any regulatory, administrative or other governmental body or any other Person not a party to this Agreement necessary in connection with the execution and delivery by Seller of this Agreement and its Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby has been obtained or made and is in full force and effect.

The execution and delivery by Seller of this Agreement and each of its Ancillary Agreements and the consummation of the transactions herein and therein contemplated, and the fulfillment of the terms hereof and thereof do not and will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or give any Person any additional right (including a termination right) under, permit cancellation of, or result in the creation of any Lien upon, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing, any indenture, mortgage, deed of trust or other agreement or instrument to which Seller is a party or by which Seller or any of its properties is bound, or of its Organizational Documents or any law, order, rule or regulation judgment, order, writ or decree applicable to Seller of any court or of any government, regulatory body or administrative agency or other governmental body having jurisdiction over Seller or any of its properties or assets, except to the extent the same would not have a Material Adverse Effect.

Title to Purchased Interests. Seller is the record and beneficial owner of, and has good and valid title to, the Purchased Interests free and clear of all Liens. Seller is not a party to any option, warrant, purchase right or other Contract that could require Seller to sell, transfer or otherwise dispose of any such limited liability company interests of the Company (other than this Agreement). Seller is not a party to any voting trust, proxy or other Contract with respect to the voting of any limited liability company interests of the Company.

No Brokers or Finders. Neither Seller nor any of the JV’s is a party to any contract, agreement or understanding with any Person that would give rise to a valid claim against Seller for a brokerage commission, finder’s fee or like payment in connection with the transactions contemplated by this Agreement other than the “Avila Fee” as defined in the Limited Liability Company Agreement.

Litigation. There is no Proceeding pending or, to the knowledge of Seller, threatened against Seller that, individually or in the aggregate, would materially impair or delay the ability of Seller to effect the Closing. Seller is not subject to any outstanding injunction, judgment, order, decree, ruling or charge that, individually or in the aggregate, would materially impair or delay the ability of Seller to effect the Closing. To the knowledge of Seller, there is no legal, governmental, administrative or regulatory Proceeding pending or threatened in writing against the Company, or to which any property of the Company is or would reasonably be expected to be subject before any court or regulatory or administrative agency or otherwise which if determined adversely to the Company would, individually or in the aggregate, have a Material Adverse Effect.

No Foreign Tax Status. Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

Accredited Investor; Investment Intent. Seller is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Seller is acquiring the Buyer Common Shares for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with applicable federal and state securities Laws. Seller understands that the Buyer Common Shares will not have been registered pursuant to the Securities Act or any applicable state securities Laws, that the Buyer Common Shares will be characterized as “restricted securities” under federal securities laws, that under such Laws and applicable regulations the Buyer Common Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom and that the certificates representing the Buyer Common Shares will bear restrictive legends stating the foregoing. Seller further acknowledges that the Buyer Common Shares are neither offered nor sold to Seller pursuant to the Prospectus.

No Other Representations or Warranties. Except for the representations and warranties contained in this Article 3, neither Seller nor any of its Affiliates or any of their respective stockholders, trustees, members, fiduciaries or representatives, nor any other Person has made or is making any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to the Company, this Agreement, the Ancillary Agreements or the transactions contemplated hereby. Except for the representations and warranties contained in this Article 3, Seller disclaims, on behalf of itself and its Affiliates, (a) any other representations or warranties, whether made by Seller, any of its Affiliates or their respective stockholders, trustees, members, fiduciaries or representatives or any other Person and (b) all liability and responsibility for any other representation, warranty, opinion, projection, forecast, advice, statement or information made, communicated or furnished. Neither Seller, any of its Affiliates, any of their respective stockholders, trustees, members, fiduciaries or representatives nor any other Person has made or is making any representations or warranties to Buyer or its Affiliates or any other Person regarding the probable success or profitability of the Company (whether before or after the Closing), including regarding the possibility or likelihood of any application, challenge, Proceeding or review, regulatory or otherwise, including any increase, decrease or plateau in the volume of product or service, or revenue derived therefrom, related to the Company’s business. Neither Seller, any of its Affiliates, any of their respective stockholders, trustees, members, fiduciaries or representatives nor any other Person will have or be subject to any liability or indemnification obligation to Buyer or its Affiliates or any other Person resulting from the delivery, dissemination or any other distribution to Buyer or its Affiliates or any other Person, or the use by Buyer or its Affiliates or any other Person, of any such information provided or made available to them by or on behalf of Seller, any of its Affiliates or any of their respective stockholders, trustees, members, fiduciaries or representatives or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Buyer or its Affiliates or any other Person in certain “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of the transactions contemplated by this Agreement.

BUYER REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Seller as of the date of this Agreement and as of the Closing Date, except as may be set forth in the Prospectus and except as otherwise provided herein, as follows:

Organization of Buyer, LGI Member and LGI Group. Buyer is duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware, with requisite power and authority to own or lease its properties and conduct its business. As of the date of this Agreement, each Person in the LGI Group is duly organized and is validly existing as a corporation, limited liability company or similar entity under the laws of the jurisdiction of its organization with requisite power and authority to own or lease its properties and conduct its business. As of the Closing Date, and after giving effect to the Formation Transactions, each Person in the LGI Group shall be duly organized and validly existing as a corporation, limited liability company or similar entity in good standing under the laws of the jurisdiction of its organization with requisite power and authority to own or lease its properties and conduct its business. As of the date of this Agreement, Buyer and each Person in the LGI Group is duly qualified to transact business and is in good standing in all jurisdictions in which the conduct of its business requires such qualification except where the failure to be so qualified or be in good standing would not have a Material Adverse Effect on Buyer or any Person in the LGI Group taken as a whole. As of the Closing Date, and after giving effect to the Formation Transactions, Buyer and each Person in the LGI Group will be duly qualified to transact business and in good standing in all jurisdictions in which the conduct of its business requires such qualification except where the failure to be so qualified or be in good standing would not have a Material Adverse Effect on Buyer or any Person in the LGI Group taken as a whole. The outstanding shares of capital stock or other equity interests of Buyer are duly authorized and validly issued, are fully paid and non-assessable.

Due Authorization; Enforceability. Buyer has full right, power and authority to execute and deliver this Agreement and its Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Buyer and each of Buyer’s Ancillary Agreements shall have been duly and validly executed and delivered by Buyer on or prior to the Closing Date. This Agreement constitutes a legal, valid and binding obligation of Buyer, and each of its Ancillary Agreements when executed and delivered shall constitute a legal, valid and binding obligation of Buyer, in each case enforceable against Buyer in accordance with its terms, in each case assuming the due authorization, valid execution and delivery of this Agreement and each Ancillary Agreement by each other Person that is or will be a party thereto and except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws in effect which affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies.

Consents and Approvals; No Conflicts.

Except as may be set forth in the Prospectus, each approval, consent, order, authorization, designation, declaration or filing by or with any regulatory, administrative or other governmental body or any other Person not a party to this Agreement necessary in connection with the execution and delivery by Buyer of this Agreement and its Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby has been obtained or made and is in full force and effect as of the date of this Agreement, or will be obtained or made and in full force and effect on or prior to the Closing Date.

The execution and delivery by Buyer of this Agreement and each of its Ancillary Agreements and the consummation of the transactions herein and therein contemplated, and the fulfillment of the terms hereof and thereof do not and will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or give any Person any additional right (including a termination right) under, permit cancellation of, or result in the creation of any Lien upon, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing, any indenture, mortgage, deed of trust or other agreement or instrument to which Buyer or any Person in the LGI Group is a party or by which Buyer or any Person in the LGI Group or any of their respective properties is bound, or of their respective Organizational Documents or any law, order, rule or regulation, judgment, order, writ or decree applicable to Buyer or any Person in the LGI Group of any court or of any government, regulatory body or administrative agency or other governmental body having jurisdiction over Buyer or any Person in the LGI Group, or any of their properties or assets, except to the extent the same would not have a Material Adverse Effect.

Capitalization; Valid Issuance of Buyer Common Shares.

As of the date of the Prospectus, the information set forth under the caption “Capitalization” in the Prospectus is true and correct. The Buyer Common Shares conform to the description thereof contained in the Prospectus. The form of certificates for the Buyer Common Shares conforms to the corporate law of the jurisdiction of Buyer’s incorporation and to any requirements of Buyer’s Organizational Documents.

The Buyer Common Shares are duly authorized and when issued and paid for as contemplated herein will be validly issued, fully paid and non-assessable; and no preemptive or similar rights of stockholders exist with respect to any of the Buyer Common Shares or the issue and sale thereof. The offering and sale of the Buyer Common Shares as contemplated by this Agreement does not give rise to any rights, other than those contemplated herein, for or relating to the registration of any shares of Common Stock.

Financial Information. As of the date of the Prospectus: (a) The combined financial statements of the LGI Group and the consolidated financial statements of each of the JVs and each of their respective subsidiaries, together with related notes and schedules as set forth in the Prospectus, comply in all material respects with the applicable requirements of the Securities Act and present fairly the financial position and the results of operations and cash flows of Buyer and/or the respective members of the LGI Group, as the case may be, at the indicated dates and for the indicated periods; (b) such financial statements and related schedules have been prepared in accordance with GAAP, except as disclosed therein, and all adjustments necessary for a fair presentation of results for such periods have been made; (c) the summary and selected financial and statistical data included in the Prospectus present fairly the information shown therein and such data has been compiled on a basis consistent with the financial statements presented therein and the books and records of Buyer; (d) the pro forma financial statements and other pro forma financial information included in the Prospectus present fairly the information shown therein, have been prepared in accordance in all material respects with the Commission’s rules and guidelines with respect to pro forma financial statements, have been properly compiled on the pro forma bases described therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions or circumstances referred to therein; and (e) all disclosures contained in the Prospectus regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply with Regulation G of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Item 10 of Regulation S-K under the Securities Act, to the extent applicable.

Absence of Undisclosed Liabilities. As of the date of the Prospectus, neither Buyer nor any Person in the LGI Group has any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations or any “variable interest entities” within the meaning of Financial Accounting Standards Board Interpretation No. 46), not disclosed in the Prospectus. There are no financial statements (historical or pro forma) that are required to be included in the Prospectus that are not included as required.

Absence of Certain Events. Except as may be set forth in the Prospectus, and except with respect to the JV Assets, since the date of the most recent financial statements included in the Prospectus, (i) there has not been any event, occurrence or development which would give rise to a Material Adverse Effect, (ii) there has not been any material transaction entered into or any material transaction that is probable of being entered into by Buyer or any Person in the LGI Group, other than transactions in the Ordinary Course of Business and the Formation Transactions, and (iii) neither Buyer nor any Person in the LGI Group has sustained any loss or interference with its business that is material to Buyer and the LGI Group taken as a whole and that is either from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority.

Litigation. As of the date of the Prospectus and except as may be set forth in the Prospectus, there is no legal, governmental, administrative or regulatory Proceeding pending or, to the knowledge of Buyer, threatened in writing against Buyer, or to which any property of Buyer is, or to the knowledge of Buyer, would reasonably be expected to be, subject, before any court or regulatory or administrative agency or otherwise which if determined adversely to Buyer would, individually or in the aggregate, have a Material Adverse Effect. As of the date of the Prospectus, there are no current or pending legal, governmental, administrative or regulatory Proceedings that are required under the Securities Act to be described in the Prospectus that are not so described in the Prospectus. As of the date of the Prospectus, there are no statutes, regulations or Contracts or other documents that are required under the Act to be filed as exhibits to the Registration Statement or described in the Registration Statement or the Prospectus that are not so filed as exhibits to the Registration Statement or described in the Registration Statement or the Prospectus.

Compliance with Laws; Permits.

Except as may be set forth in the Prospectus and except with respect to the JV Assets, neither Buyer nor any member of the LGI Group is or with the giving of notice or lapse of time or both, will be, (i) in violation of its Organizational Documents, (ii) in violation of or in default under any agreement, lease, contract, indenture or other instrument or obligation to which it is a party or by which it, or any of its properties, is bound or (iii) in violation of any law, order, rule or regulation judgment, order, writ or decree applicable to Buyer or any Person in the LGI Group of any court or of any government, regulatory body or administrative agency or other governmental body having jurisdiction over Buyer or any Person in the LGI Group, or any of their properties or assets, except in the case of clauses (ii) and (iii), for such violations or defaults as would not, individually or in the aggregate, have a Material Adverse Effect.

Except as would not, individually or in the aggregate, have a Material Adverse Effect, Buyer (i) holds all licenses, registrations, certificates and permits from governmental authorities (collectively, “Governmental Licenses”) which are necessary to the conduct of its business, (ii) is in compliance with the terms and conditions of all Governmental Licenses, and all Governmental Licenses are valid and in full force and effect, and (iii) has not received any written notice of Proceedings relating to the revocation or modification of any Governmental License.

Environmental Matters. Except as may be set forth in the Prospectus and except with respect to the JV Assets: (i) Buyer and each Person in the LGI Group have complied and are in compliance, in all material respects, with all applicable federal, state, local, foreign and international laws (including the common law), statutes, rules, regulations, orders, judgments, decrees or other legally binding requirements of any court, administrative agency or other governmental authority relating to pollution or to the protection of the environment, natural resources or human health or safety, or to the manufacture, use, generation, treatment, storage, disposal, release or threatened release of hazardous or toxic substances, pollutants, contaminants or wastes, or the arrangement for such activities which are effective as of the Closing Date (“Environmental Laws”); (ii) Buyer and each Person in the LGI Group have obtained and are in compliance, in all material respects, with all permits, licenses, authorizations or other approvals required of them under Environmental Laws to conduct their respective businesses and are not subject to any action to revoke, terminate, cancel, limit, amend or appeal any such permits, licenses, authorizations or approvals; (iii) neither Buyer nor any Person in the LGI Group is a party to any judicial or administrative Proceeding (including a notice of violation) under any Environmental Laws to which a governmental authority is also a party and which involves potential monetary sanctions, unless it could reasonably be expected that such Proceeding will result in monetary sanctions of less than $100,000; and no such Proceeding has been threatened in writing or is known by Buyer or by any Person in the LGI Group to be contemplated; (iv) neither Buyer nor any Person in the LGI Group has received written notice or is otherwise aware of any pending or threatened in writing material claim or potential liability under Environmental Laws in respect of its past or present business, operations (including the disposal of hazardous substances at any off-site location), facilities or real property (whether owned, leased or operated) or on account of any predecessor or any person whose liability under any Environmental Laws it has agreed to assume; and neither Buyer nor any Person in the LGI Group is aware of any facts or conditions that could reasonably be expected to give rise to any such claim or liability; and (v) neither Buyer nor any Person in the LGI Group is aware of any matters regarding compliance with existing or reasonably anticipated Environmental Laws, or with any liabilities or other obligations under Environmental Laws (including asset retirement obligations), that could reasonably be expected to have a material effect on the capital expenditures, earnings or competitive position of Buyer and the LGI Group.

Intellectual Property. Except with respect to the JV Assets and as may be set forth in the Prospectus:

Buyer owns or possesses the right to use all patents, inventions, trademarks, trade names, service marks, logos, trade dress, designs, data, database rights, Internet domain names, rights of privacy, rights of publicity, copyrights, works of authorship, license rights, trade secrets, know-how and proprietary information (including unpatented and unpatentable proprietary or confidential information, inventions, systems or procedures) and other industrial property and intellectual property rights, as well as related rights, such as the right to sue for all past, present and future infringements or misappropriations of any of the foregoing, and registrations and applications for registration of any of the foregoing (collectively, “Intellectual Property”) necessary to conduct its business as presently conducted and currently contemplated to be conducted in the future. Neither Buyer nor any Person in the LGI Group, whether through their respective products and services or the conduct of their respective businesses, has infringed, misappropriated, conflicted with or otherwise violated, or is currently infringing, misappropriating, conflicting with or otherwise violating, and none of Buyer or any Person in the LGI Group has received any communication or notice of infringement of, misappropriation of, conflict with or violation of, any Intellectual Property of any other person or entity. Neither Buyer nor any Person in the LGI Group has received any communication or notice alleging that by conducting their business as set forth in the Prospectus, such parties would infringe, misappropriate, conflict with, or violate, any of the Intellectual Property of any other Person. Buyer knows of no infringement, misappropriation or violation by others of Intellectual Property owned by or licensed to the Buyer or any Person in the LGI Group. Buyer and each Person in the LGI Group have taken all reasonable steps necessary to secure their interests in such Intellectual Property from their employees and contractors and to protect the confidentiality of all of their confidential information and trade secrets.

None of the Intellectual Property or technology (including information technology and outsourced arrangements) employed by Buyer or the LGI Group has been obtained or is being used by Buyer or the LGI Group in violation of any contractual obligation binding on Buyer or any Person in the LGI Group or any of their respective officers, directors or employees or otherwise in material violation of the rights of any Persons. Buyer and each Person in the LGI Group own or have a valid right to access and use all computer systems, networks, hardware, software, databases, websites, and equipment used to process, store, maintain and operate data, information, and functions used in connection with the business of Buyer and the LGI Group (the “Buyer IT Systems”). The Buyer IT Systems are adequate for, and operate and perform in all material respects as required in connection with, the operation of the business of Buyer and the LGI Group as currently conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Buyer and each Person in the LGI Group have implemented commercially reasonable backup, security and disaster recovery technology consistent in all material respects with applicable regulatory standards and customary industry practices.

Real Property. As of the date of the Prospectus, except with respect to the JV Assets, and except as may be set forth in the Prospectus, Buyer and each Person in the LGI Group has good and marketable title to all of the properties and assets reflected in the financial statements hereinabove described or described in the Prospectus, subject to no lien, mortgage, pledge, charge or encumbrance of any kind except those reflected in such financial statements or described in the Prospectus or which (i) do not materially interfere with the use made and proposed to be made of such property by Buyer or (ii) would not, individually or in the aggregate, have a Material Adverse Effect. Buyer and the LGI Group occupy their leased properties under valid and binding leases (subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles) conforming in all material respects to the descriptions thereof set forth in the Prospectus.

Employee Benefits. (i) Each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”)) for which Buyer or any member of its “Controlled Group” (defined as any organization that is a member of a controlled group of corporations within the meaning of Section 414 of the Code) would have liability (each a “Plan”) is in compliance in all material respects with all presently applicable statutes, rules and regulations, including ERISA and the Code; (ii) with respect to each Plan subject to Title IV of ERISA (a) no “reportable event” (as defined in Section 4043 of ERISA) has occurred for which Buyer or any member of its Controlled Group would have any liability; and (b) neither Buyer nor any member of its Controlled Group has incurred or expects to incur liability under Title IV of ERISA (other than for contributions to the Plan or premiums payable to the Pension Benefit Guaranty Corporation, in each case in the ordinary course and without default); (iii) no Plan which is subject to Section 412 of the Code or Section 302 of ERISA has failed to satisfy the minimum funding standard within the meaning of such sections of the Code or ERISA; and (iv) to the knowledge of Buyer, each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

Labor Matters. Except as may be set forth in the Prospectus, no labor disturbance by or dispute with employees of Buyer or any Person in the LGI Group exists or, to the knowledge of Buyer, is contemplated or threatened.

Taxes. Except with respect to the JVs, Buyer and each Person in the LGI Group has filed all material U.S. federal, state, and local tax returns which have been required to be filed and have paid all taxes indicated by such returns and all assessments received by them or any of them to the extent that such taxes have become due, except for any such taxes currently being contested in good faith, in an amount the payment of which by Buyer would not, individually or in the aggregate, have a Material Adverse Effect and for which an adequate reserve or accrual has been established in accordance with GAAP. All tax liabilities have been adequately provided for in the financial statements of Buyer, and Buyer does not know of any actual or proposed additional material tax assessments.

Insurance. Buyer and each Person in the LGI Group carry, or are covered by, insurance from insurers of recognized financial responsibility, in such amounts and covering such risks as is adequate for the conduct of their respective businesses and the value of their respective properties and as is prudent and customary for companies engaged in similar businesses; neither Buyer nor any Person in the LGI Group has been refused any coverage under insurance policies sought or applied for; and the Company and the LGI Entities have no reason to believe that they will not be able to renew their existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue their respective businesses at a cost that would not, individually or in the aggregate, have a Material Adverse Effect.

Certain Business Practices. Neither Buyer nor any Person in the LGI Group nor any director, officer, agent, employee, or other person associated with or acting on behalf of Buyer or any Person in the LGI Group: (i) has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) has made any direct or indirect unlawful contribution or payment to any official of, or candidate for, or any employee of, any federal, state or foreign office from corporate funds; (iii) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment; or (iv) is aware of or has taken any action, directly or indirectly, that would result in a violation by such Persons of the OECD Convention on Bribery of Foreign Public Officials in International Business Transactions, the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”) or any similar law or regulation to which Buyer or any Person in the LGI Group, any director, officer, agent, employee, or other person associated with or acting on behalf of Buyer is subject. Buyer and the members of the LGI Group have each conducted their businesses in compliance with the FCPA and any applicable similar law or regulation and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith, except any non-compliance which would not have a Material Adverse Effect.

No Brokers or Finders. Except as may be described in the Prospectus, neither Buyer nor any Person in the LGI Group is a party to any contract, agreement or understanding with any Person (other than the Underwriting Agreement and the “Avila Fee” as defined in the Limited Liability Company Agreement) that would give rise to a valid claim against Buyer or any Person in the LGI Group for a brokerage commission, finder’s fee or like payment in connection with the transactions contemplated by this Agreement.

Full Disclosure. No representation or warranty made by Buyer in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make any of them, in light of the circumstances under which they were made, not misleading.

COVENANTS

Operation of Business. From the date of this Agreement until the Closing Date, the Company shall, and Buyer shall cause LGI Member to cause the Company to, operate and maintain its business in the Ordinary Course of Business and use best efforts to preserve intact its business organization and operations. Buyer shall cause LGI Member to continue to operate and maintain the Company in good faith and pursuant to the Limited Liability Company Agreement, including operating the Company in accordance with the business plans of the Company, making all distributions and contributions and obtaining all necessary consents and approvals (including with respect to Major Decisions (as defined therein)) thereunder, in each case, as if no IPO was anticipated. Notwithstanding anything to the contrary in this Agreement, immediately prior to the Closing, Buyer shall cause LGI Member, in its capacity as the “Managing Member” of the Company, to distribute Excess Cash (as defined in the Limited Liability Company Agreement) to the Members (as defined in the Limited Liability Company Agreement) in amounts determined in good faith in accordance with the Limited Liability Company Agreement.

Buyer Organization. From the date of this Agreement until the Closing Date, Buyer shall not, without the written consent of Seller or as required by Law: (a) amend or authorize amendment of its Organizational Documents; or (b) rescind or modify, or authorize rescission or modification of, any resolution adopted by its board of directors or stockholder with respect to the transactions contemplated in this Agreement.

Additional Cooperation. Without limiting the other provisions of this Article 5, each Party shall use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

Lock-Up.

Seller agrees that in connection with the IPO, the managing underwriter may, during the period commencing on the IPO Closing Date until the date specified by such managing underwriter (the “Lock-up Period”), restrict holders of shares of Common Stock, without the prior written consent of such managing underwriter, from (a) offering, pledging, selling, contracting to sell, granting any option or contract to purchase, purchasing any option or contract to sell, hedging the beneficial ownership of or otherwise disposing of, directly or indirectly, any shares of Common Stock or any securities convertible into, exercisable for or exchangeable for shares of Common Stock (whether such shares or any such securities are then owned by such holder or are thereafter acquired), or (b) entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise (the “Lock-up”).

Notwithstanding Section 5.4.1, in no event shall the Lock-up Period exceed one hundred eighty (180) days with respect to the Buyer Common Shares, except for the limited circumstances provided in the Lock-up Agreement, and, in the event and to the extent that the managing underwriter or Buyer permits varying Lock-up Periods with respect to the holders of shares of Common Stock, the Buyer Common Shares shall be subject to the shortest Lock-up Period permitted to any holder of shares of Common Stock (other than Thomas Lipar) by the managing underwriter and Buyer.

Notwithstanding anything to the contrary contained in this Section 5.4, the Buyer Common Shares shall be released from any Lock-up in the event and to the extent that the managing underwriter or Buyer permits any discretionary waiver or termination of the restrictions of any Lock-up pertaining to any officer, director or any other holder of shares of Common Stock other than Thomas Lipar.

Release and Waiver of Claims. Effective as of the Closing,

Subject to Article 8, Buyer, on behalf of itself and its beneficiaries and Affiliates, completely and irrevocably releases and forever discharges Seller and its Affiliates, and their respective directors, officers, managers, members, stockholders, principals, employees, agents, representatives, predecessors, successors and assigns, from any and all claims and Adverse Consequences arising out of or in any way related, directly or indirectly, to the conduct or operation of the Company prior to the Closing.

Seller, on behalf of itself and its beneficiaries and Affiliates, completely and irrevocably waives any and all claims Seller or its beneficiaries or Affiliates may have to any additional ownership in the Company or any ownership in Buyer other than the Buyer Common Shares, and Seller hereby authorizes the appropriate officers of the Company to execute and deliver such documents and take such other actions as may be required or advisable to carry out the effect of the release and waiver described in this Section 5.5.

Notwithstanding anything to the contrary in this Section 5.5, no rights of any Party arising under, or the right of any Party to enforce, this Agreement or any Ancillary Agreement, as applicable, shall be affected by this Section 5.5.

GTIS Name. Within 60 days after the Closing Date, Buyer shall file, or shall cause to be filed, an amendment to the Company’s certificate of formation with the Secretary of State of the State of Delaware changing the Company’s name to a name that does not include the phrase “GTIS” or any name confusingly or misleadingly similar thereto (the “GTIS Name”), such amendment to be effective as soon as practicable following the Closing Date. Thereafter, Buyer shall not use the GTIS Name, other than (a) in a neutral, non-trademark sense to discuss the history of the business of the Company or (b) as required by applicable Law. Buyer and its Affiliates acknowledge that they are not acquiring, directly or indirectly, any right, title or interest in and to the GTIS Name or any trademark of Seller.

Registration of Buyer Common Shares; Participation in Future Equity Offering. Following the Lock-Up Period and any other legally required waiting period, if Seller is unable to sell all of its Buyer Common Shares under Rule 144, or Seller is unable to sell all of its Buyer Common Shares in routine brokerage transactions within any ninety day period, then upon the written request of Seller, Buyer and Seller shall enter into a registration rights agreement providing for the registration of the Buyer Common Shares on customary and reasonable terms, including customary indemnification provisions. From and after the Closing, prior to a follow-on offering of Common Stock, Buyer shall provide written notice to Seller within twenty (20) Business Days of such offering, and Buyer shall permit Seller to sell any or all of its Buyer Common Shares in such offering if Seller notifies Buyer in writing within ten (10) Business Days of Buyer’s written notice.

CONDITIONS TO OBLIGATION TO CLOSE.

Conditions to Each Party’s Obligation. The obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, to the extent permitted by applicable Law, the waiver by the applicable Party) of the following conditions on or before the Closing Date:

No injunction, restraint or prohibition by any court or other Governmental Authority of competent jurisdiction that prohibits the consummation of the transactions contemplated by this Agreement shall have been entered and shall continue to be in effect.

The IPO Closing shall have occurred.

All of the conditions to each party’s obligations under each of the Purchase Agreements shall have been satisfied or waived (other than such conditions that by their nature are to be satisfied at the Closing) such that the transactions contemplated thereby shall be consummated simultaneously with the Closing.

Buyer shall have consummated the Formation Transactions (other than the transactions contemplated in this Agreement).

Additional Conditions to Buyer’s Obligation. Buyer’s obligation to consummate the transactions contemplated by this Agreement is further subject to the satisfaction (or the waiver by Buyer) of the following conditions on or before the Closing Date:

Each of the representations and warranties of Seller set forth in Article 3 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date.

Seller shall have performed and complied with, in all material respects, all of the covenants and agreements in this Agreement required to be performed and complied with by Seller on or prior to the Closing Date.

Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, executed by Seller, certifying as to the satisfaction of the conditions set forth in Sections 6.2.1 and 6.2.2.

Seller shall have duly executed and delivered (or have caused to be duly executed and delivered) to Buyer all of the deliveries set forth in Section 2.4.1.

Additional Conditions to Seller’s Obligation. Seller’s obligation to consummate the transactions contemplated by this Agreement is further subject to the satisfaction (or the waiver by Seller) of the following conditions on or before the Closing Date:

Each of the representations and warranties of Buyer set forth in Article 4 shall be true and correct in all material respects as of the date of this Agreement (except for those representations and warranties made as of the date of the Prospectus, which shall be true and correct in all material respects as of the date of the Prospectus) and as of the Closing Date.

Buyer shall have performed and complied with in all material respects all of the covenants and agreements in this Agreement required to be performed and complied with by Buyer on or prior to the Closing.

Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified in Sections 6.3.1 and 6.3.2 has been satisfied in all respects.

Buyer shall have duly executed and delivered (or have caused to be duly executed and delivered) to Seller all of the deliveries set forth in Section 2.4.2.

TERMINATION

Termination of Agreement. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as provided below:

Seller, on the one hand, and Buyer, on the other hand, may terminate this Agreement by mutual consent at any time prior to the Closing.

Buyer may terminate this Agreement by giving notice to Seller: (a) in the event Seller breaches any covenant contained in this Agreement, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach; or (b) if the Closing shall not have occurred on or before February 28, 2014 (the “Outside Date”), by reason of the failure of any condition precedent under Section 6.2 (unless the failure results primarily from a breach by Buyer of any representation, warranty or covenant contained in this Agreement).

Seller may terminate this Agreement by giving notice to Buyer: (a) in the event Buyer breaches any covenant contained in this Agreement, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach; or (b) if the Closing shall not have occurred on or before the Outside Date, by reason of the failure of any condition precedent under Section 6.3 (unless the failure results primarily from a breach by Seller of any representation, warranty or covenant contained in this Agreement).

Effect of Termination. If any Party terminates this Agreement pursuant to Section 7.1, (a) this Agreement shall be void and of no further force and effect, (b) the transactions contemplated by this Agreement shall be abandoned without further action by any Party and (c) all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party, except for any Liability with respect to any breach of this Agreement prior to such termination and except for this Section 7.2 and Article 9, which shall survive the termination of this Agreement.

INDEMNIFICATION

Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing and continue in full force and effect until the date that is eighteen (18) months after the Closing Date; provided, that the Fundamental Warranties shall survive the Closing and continue in full force until the expiration of the applicable statute of limitations. No claim may be made with respect to any alleged breach of a representation or warranty contained in this Agreement unless notice of such claim is given to Seller or Buyer, as applicable, within the period specified in the immediately preceding sentence, in which case the survival period with respect to the applicable representation and warranty, as it relates to such claim, shall be extended until such claim is resolved. The covenants and agreements of the Parties contained in this Agreement shall survive the Closing Date in accordance with their terms or, if no term is stated, indefinitely.

Indemnification by Seller. Seller agrees, subject to the other terms, conditions and limitations of this Article 8, to indemnify Buyer and its Affiliates and each of their respective directors, officers, employees and representatives (collectively, the “Buyer Indemnified Parties”), against, and hold the Buyer Indemnified Parties harmless from, all Adverse Consequences suffered or incurred by any Buyer Indemnified Party arising out of or related to: (a) any breach by Seller of any representation or warranty made by Seller in this Agreement or any Ancillary Agreement; or (b) any failure by Seller to perform or comply with any covenant or agreement contained in this Agreement or any Ancillary Agreement. Notwithstanding anything to the contrary contained herein, Seller shall not be liable for any Adverse Consequences to the extent such Adverse Consequences (i) arise out of any act, omission, transaction or arrangement carried out by, or on behalf of any Buyer Indemnified Party after the date hereof, (ii) would not have arisen but for any change in the operation of the Company consented to by Buyer or its Affiliates after the Closing Date or (iii) arose or were increased as a direct or indirect result of any increase in Tax rates or a change in Law occurring after the date hereof.

Indemnification by Buyer. Buyer agrees, subject to the other terms, conditions and limitations of this Article 8, to indemnify Seller and its Affiliates and each of their respective directors, officers, employees and representatives (collectively, the “Seller Indemnified Parties”), against, and hold the Seller Indemnified Parties harmless from, all Adverse Consequences suffered or incurred by any Seller Indemnified Party arising out of or related to: (a) any breach of any representation or warranty made by Buyer in this Agreement or any Ancillary Agreement; (b) any failure by Buyer to perform or comply with any covenant or agreement contained in this Agreement or any Ancillary Agreement; (c) the conduct or operation of the Company from and after the Closing; or (d) any Third-Party Claims made against Seller Indemnified Parties arising out of or related to the IPO and the prospectus and registration statement used in connection therewith. Notwithstanding anything to the contrary contained herein, Buyer shall not be liable for any Adverse Consequences to the extent such Adverse Consequences (i) arise out of any act, omission, transaction or arrangement carried out by, or on behalf of any Seller Indemnified Party after the date hereof, (ii) would not have arisen but for any change in the operation of the Company consented to by Seller or its Affiliates prior to the Closing Date or (iii) arose or were increased as a direct or indirect result of any increase in Tax rates or a change in Law occurring after the date hereof.

Limitations on Indemnity.

Seller Indemnified Parties agree not to seek recourse against, and shall not recover from Buyer on account of any Adverse Consequences pursuant to Section 8.3(a), Section 8.3(b) or Section 8.3(c) until the aggregate amount of all such Adverse Consequences exceeds two percent (2.0%) of the Purchase Price (the “Threshold”) in which event Buyer shall be responsible for the aggregate amount of all Adverse Consequences regardless of the Threshold up to the Buyer Cap Amount. The aggregate Liability of Buyer under Section 8.3(a), Section 8.3(b) or Section 8.3(c) shall not exceed the amount set forth on Exhibit A under the column “Buyer Common Share Consideration Total Value” (the “Buyer Cap Amount”).

The Buyer Indemnified Parties agree not to seek recourse against, and shall not recover from the Seller on account of any Adverse Consequences pursuant to Section 8.2 until the aggregate amount of all such Adverse Consequences exceeds the Threshold in which event Seller shall be responsible for the aggregate amount of all Adverse Consequences regardless of the Threshold up to the Purchase Price. The aggregate Liability of Seller under Section 8.2 shall not exceed the Purchase Price.

Matters Involving Third Parties.

If any third party notifies any Party (the “Indemnified Party”) of any matter (including any Proceeding by or in respect of such third party) (a “Third-Party Claim”) that may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Article 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof; provided, that the failure of the Indemnified Party to give such prompt notice shall not relieve the Indemnifying Party of its obligations under this Article 8 except to the extent (if any) that the Indemnifying Party shall have been actually materially prejudiced thereby.

Any Indemnifying Party shall have the right to assume and thereafter conduct the defense of the Third-Party Claim at its own expense and with counsel reasonably satisfactory to the Indemnified Party; provided, that the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to any Third-Party Claim without the prior consent of the Indemnified Party unless the judgment or proposed settlement: (a) involves only the payment of money damages (all of which will be paid by the Indemnifying Party); (b) does not impose an injunction or other equitable relief upon the Indemnified Party; (c) does not include the admittance of any fault; (d) involves a dismissal of the underlying claim without prejudice (if applicable); (e) includes a full release by the plaintiff or claimant of all Indemnified Parties from any Liability; and (f) includes a provision whereby the plaintiff or claimant in the matter is prohibited from disclosing publicly any information regarding the Third-Party Claim or such relief without the Indemnified Party’s prior consent. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of, defend, compromise or settle any such Third-Party Claim in the name of the Indemnified Party if: (i) the Indemnifying Party fails to defend or fails to prosecute the defense within a reasonable time period (not to exceed thirty (30) days from the date the Indemnified Party provides notice of such Third-Party Claim) or withdraws from such defense; (ii) the Indemnified Party shall have determined in good faith that an actual or potential conflict of interest makes representation of the Indemnifying Party and Indemnified Party by the same counsel or the counsel selected by the Indemnifying Party inappropriate; or (iii) the Third-Party Claim is a criminal Proceeding. If the Indemnified Party has assumed the defense of the Third-Party Claim, the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to such Third-Party Claim without the prior consent of the Indemnifying Party (such consent not to be unreasonably withheld).

The Indemnified Party and its counsel may participate in the defense of a Third-Party Claim even if the Indemnifying Party chooses to assume and conduct the defense of such Third-Party Claim, but in such case the expenses of the Indemnified Party’s additional counsel shall be paid by the Indemnified Party.

Characterization of Indemnification Payments. All indemnification payments under this Article 8 shall be deemed adjustments to the Purchase Price. If, contrary to the intent of the Parties as expressed in the preceding sentence, any payment made pursuant to this Article 8 is treated as taxable income of an Indemnified Party, then, subject to the other terms, conditions and limitations of this Agreement, the Indemnifying Party shall indemnify and hold harmless the Indemnified Party from any Liability for additional Taxes attributable to the receipt of such payment.

Remedies; Exclusive Remedy. Subject to Section 9.13, except in the case of fraud, willful misrepresentation and willful breach, the rights and remedies under this Article 8 are exclusive and in lieu of any and all other rights and remedies that the Seller Indemnified Parties may have against Buyer or the Buyer Indemnified Parties may have against Seller under this Agreement or otherwise with respect to the Company or any breach of any representation or warranty or any failure to perform any covenant or agreement set forth in this Agreement. Seller and Buyer expressly waive any and all other rights, remedies and causes of action it or its Affiliates may have against Buyer and Seller, respectively, now or in the future under any Law with respect to the transactions contemplated by this Agreement. The remedies expressly provided in this Agreement shall constitute the sole and exclusive basis for and means of recourse between Seller and Buyer with respect to the transactions contemplated by this Agreement.

MISCELLANEOUS

No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, that the Buyer Indemnified Parties and the Seller Indemnified Parties are intended third-party beneficiaries of Article 8.

Entire Agreement. This Agreement, together with any Exhibits and the Ancillary Agreements, constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective personal representatives, heirs, successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other Party.

Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or electronic means including .pdf form), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be deemed duly given (a) when delivered personally to the recipient, (b) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (c) one (1) Business Day after being sent to the recipient by facsimile transmission or email if the sender on the same day sends a confirming copy of such notice by a reputable overnight courier service (charges prepaid), or (d) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller:

GTIS Partners LP

681 Schofield Road

The Presidio

San Francisco, CA 94129

Attn: Thomas M. Feldstein,

         General Counsel

Facsimile: (415) 674-4228

Email: tfeldstein@gtispartners.com

and

GTIS Partners LP

45 Rockefeller Plaza

31st Floor

New York, NY 10111

Attn: Robert Vahradian

Facsimile: (212) 220-5296

Email: rvahradian@gtispartners.com

Copy to: Mayer Brown LLP 71 South Wacker Drive Chicago, IL 60606 Attn: David Malinger Facsimile: (312) 701-7711 Email: DMalinger@mayerbrown.com

If to Buyer: LGI Homes, Inc. 1450 Lake Robbins Drive, Suite 430 The Woodlands, Texas 77380 Attn: Eric Lipar, CEO Facsimile: (281) 210-2601 Email: elipar@lgihomes.com	Copy to: Winstead PC 1100 JPMorgan Chase Tower 600 Travis Street Houston, Texas 77002 Attn: Warren Hoffman Facsimile: (713) 650-2400 Email: whoffman@winstead.com

Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or related to this Agreement or the transactions contemplated hereby. Each Party certifies and acknowledges that it: (a) understands and has considered the implications of this waiver; (b) makes this waiver voluntarily; and (c) has been induced to enter into this Agreement by, among other things, the mutual waiver in this Section 9.8.

Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each Party. No waiver by any party of any condition or provision of this Agreement or any default, misrepresentation or breach of any representation, warranty, covenant or agreement hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the party making such a waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of any representation, warranty, covenant or agreement hereunder, or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Expenses. Except as otherwise provided in this Agreement, each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, that all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne by Buyer, and each Party agrees to file all necessary documentation (including all Tax Returns) with respect to such Transfer Taxes in a timely manner, and, if required by applicable Law, the Parties shall, and shall cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

Further Assurances. After the Closing Date, Seller shall, from time to time at Buyer’s request and expense, execute and deliver, or cause to be executed and delivered, such further instruments of conveyance, assignment and transfer or other documents, and perform such further acts and obtain such further consents, as Buyer may reasonably require in order to fully effect the conveyance and transfer to Buyer or its designees of the Purchased Interests, or to otherwise comply with the provisions of this Agreement and consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

Specific Performance. The Parties acknowledge and agree that the failure of Buyer or Seller to perform its agreements and covenants hereunder and in the Ancillary Agreements, including its failure to take all actions as are necessary on its part to consummate the transactions contemplated hereby and thereby, will cause irreparable injury to Seller or Buyer, respectively, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief (without requirement to post any bond or other security) by any court of competent jurisdiction to compel performance of each Party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder and the terms hereof. For the avoidance of doubt, the Parties agree that Buyer or Seller may seek to compel specific performance by Seller or Buyer, respectively, for the consummation of the transactions contemplated hereunder. Notwithstanding anything to the contrary in this Agreement, if all of the conditions under Sections 6.1 and 6.2 (other than those conditions that may only be satisfied on the Closing Date, provided that such conditions are capable of being satisfied) have been satisfied on or prior to the Outside Date, or have been waived in whole or in part by Buyer prior to the Outside Date, and Buyer fails to effect the Closing in breach of its obligations hereunder, then (a) Seller shall have been caused irreparable harm, (b) money damages will be inadequate to remedy such harm, and (c) Seller shall be entitled, without the requirement of posting a bond or other security, to obtain equitable relief, including obtaining an order requiring specific performance by Buyer of the terms of this Agreement. Notwithstanding anything to the contrary in this Agreement, if all of the conditions under Sections 6.1 and 6.3 (other than those conditions that may only be satisfied on the Closing Date, provided that such conditions are capable of being satisfied) have been satisfied on or prior to the Outside Date, or have been waived in whole or in part by Seller prior to the Outside Date, and Seller fails to effect the Closing in breach of its obligations hereunder, then (a) Buyer shall have been caused irreparable harm, (b) money damages will be inadequate to remedy such harm, and (c) Buyer shall be entitled, without the requirement of posting a bond or other security, to obtain equitable relief, including obtaining an order requiring specific performance by Seller of the terms of this Agreement.

Construction.

The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Any reference to any federal, state, local or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

Unless the context otherwise requires, as used in this Agreement, (a) “including” and its variants mean “including, without limitation” and its variants, and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (b) words defined in the singular have the parallel meaning in the plural and vice versa; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement and any Exhibits hereto; (d) all Sections and Exhibits referred to herein are, respectively, Sections of, and Exhibits to, this Agreement; (e) words importing any gender shall include other genders; (f) a dollar figure ($) used in this Agreement shall mean United States dollars; (g) any reference to “days” means calendar days, unless Business Days are expressly specified; and (h) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

A reference to a notice, consent or approval to be delivered under or pursuant to this Agreement means a written notice, consent or approval.

A reference to any Person includes such Person’s successors and assigns to the extent such successors or assigns are permitted by the terms of the applicable agreement.

All payments under or pursuant to this Agreement shall be made by wire transfer in United States dollars in immediately available funds.

Incorporation of Exhibits. The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

* * * * *

IN WITNESS WHEREOF, the Parties have executed this Purchase Agreement on the date first above written.

SELLER:		BUYER:

GTIS US RESIDENTIAL STRATEGIES FUND LP		LGI HOMES, INC.

By:	/s/ Robert K. Vahradian	By:	/s/ Eric T. Lipar
Name: Robert K. Vahradian			Eric T. Lipar, Chief Executive Officer
Title: Vice President

LGI IV BLOCKER LLC

By:	/s/ Robert K. Vahradian
Name: Robert K. Vahradian
Title: Vice President

[Signature Page to Purchase Agreement]

Exhibit A

Purchase Price Calculation

Transaction	Closing Cash Payment	Buyer Common Share Consideration Total Value	Purchase Price
LGI-GTIS Holdings IV LLC Purchase	$27,936,044.90	$3,411,598.50	$31,347,643.40

FIRST AMENDMENT TO PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO PURCHASE AGREEMENT (this “Amendment”) is made as of the 24th day of October, 2013, by and between GTIS US Residential Strategies Fund LP, a Delaware limited partnership, and LGI IV Blocker LLC, a Delaware limited liability company (together, “Seller”), and LGI Homes, Inc., a Delaware corporation (“Buyer”). Seller and Buyer are referred to together herein as the “Parties.” All capitalized terms used and not defined herein shall have the meaning ascribed to such terms in the Purchase Agreement.

WHEREAS, Seller and Buyer are parties to that certain Purchase Agreement, dated as of August 28, 2013 (the “Purchase Agreement”);

WHEREAS, Seller and Buyer desire to amend the Purchase Agreement and modify certain provisions thereof as provided herein; and

WHEREAS, pursuant to Section 9.9 of the Purchase Agreement, the Purchase Agreement may be amended only in writing signed by each Party.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

Section 5.4.2. Section 5.4.2 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following text:

“Notwithstanding Section 5.4.1, in no event shall the Lock-up Period exceed one hundred eighty (180) days with respect to the Buyer Common Shares, except for the limited circumstances provided in the Lock-up Agreement, and, in the event and to the extent that the managing underwriter or Buyer permits varying Lock-up Periods with respect to the holders of shares of Common Stock, the Buyer Common Shares shall be subject to the shortest Lock-up Period permitted to any holder of shares of Common Stock (other than (a) Thomas Lipar and (b) EDSS Holdings, LP and RE Finance Partners, Ltd., but in the case of this clause (b), only with respect to the pro rata portion of shares of Common Stock attributable to the partnership interest owned by Thomas Lipar in EDSS Holdings, LP and RE Finance Partners, Ltd., respectively) by the managing underwriter and Buyer.”

Section 5.4.3. Section 5.4.3 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following text:

“Notwithstanding anything to the contrary contained in this Section 5.4, the Buyer Common Shares shall be released from any Lock-up in the event and to the extent that the managing underwriter or Buyer permits any discretionary waiver or termination of the restrictions of any Lock-up pertaining to any officer, director or any other holder of shares of Common Stock other than (a) Thomas Lipar and (b) EDSS Holdings, LP and RE Finance Partners, Ltd., but in the case of this clause (b), only with respect to the pro rata portion of shares of Common Stock attributable to the partnership interest owned by Thomas Lipar in EDSS Holdings, LP and RE Finance Partners, Ltd., respectively.”

Exhibit B. Exhibit B to the Purchase Agreement is hereby amended and restated in its entirety in the form attached hereto as Exhibit A.

Full Force and Effect. Except as expressly modified by this Amendment, all of the terms, covenants, agreements, conditions and other provisions of the Purchase Agreement shall remain in full force and effect in accordance with their respective terms. As used in the Purchase Agreement, the terms “this Agreement,” herein, hereinafter, hereunder, hereto and words of similar import shall mean and refer to, from and after the date hereof, unless the context otherwise requires, the Purchase Agreement as amended by this Amendment.

Governing Law. This Amendment shall be governed by and construed in accordance with the Laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

Counterparts. This Amendment may be executed in one or more counterparts (including by means of facsimile or electronic means including ..pdf form), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Amendment on the date first above written.

SELLER:		BUYER:

GTIS US RESIDENTIAL STRATEGIES FUND LP		LGI HOMES, INC.

By:	/s/ Robert K. Vahradian	By:	/s/ Eric T. Lipar
Name: Robert K. Vahradian			Eric T. Lipar, Chief Executive Officer
Title: Vice President

LGI IV BLOCKER LLC

By:	/s/ Robert K. Vahradian
Name: Robert K. Vahradian
Title: Vice President